Exhibit 5.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

October 3, 2012

NBCUniversal Media, LLC

30 Rockefeller Plaza

New York, New York 10112-0015

Ladies and Gentlemen:

We have acted as special counsel for NBCUniversal Media, LLC, a Delaware limited liability company (the “Company”), in connection with the Company’s offering of $1,000,000,000 aggregate principal amount of 2.875% Senior Notes due 2023 and $1,000,000,000 aggregate principal amount of 4.450% Senior Notes due 2043 (together, the “Notes”) in an underwritten public offering pursuant to an underwriting agreement dated September 28, 2012 (the “Underwriting Agreement”) among the Company and Credit Suisse Securities (USA) LLC; J.P. Morgan Securities LLC; Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, as representatives of the several underwriters listed in Schedule II thereto (the “Underwriters”). The Notes are to be issued pursuant to an Indenture dated as of April 30, 2010 (the “Indenture”) between the Company and The Bank of New York Mellon, as Trustee, and an Officer’s Certificate to be issued pursuant thereto on or about October 5, 2012. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-184145, the “Registration Statement”) pursuant to the provisions of the Securities Act of 1933, as amended.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, the Notes have been duly authorized in accordance with the Indenture, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

NBCUniversal Media, LLC	2	October 3, 2012

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the Notes, the Indenture and the Notes are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company).

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and further consent to the reference to our name under the caption “Legal Matters” in the base prospectus and supplement thereto, which are a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP